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                                                                      Exhibit 1


                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT, dated as of July 10, 1998, among AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation (the "Purchaser"), GLADYCE L. FOSTER AND ROBERT SCOTT FOSTER AS TRUSTEES OF THE LOUIS W. FOSTER AND GLADYCE L. FOSTER REVOCABLE TRUST DATED DECEMBER 10, 1991 (the "Foster Trust"), Gregory A. Foster ("G. A. Foster"), R. SCOTT FOSTER ("R. S. Foster"), BASIL G. WITT AND JUDITH WITT AS TRUSTEES OF THE WITT FAMILY TRUST DATED JUNE 24, 1996 (the "Witt Trust"), CHRISTINA KIRKPATRICK ("Kirkpatrick") and R. SCOTT FOSTER AS TRUSTEE OF THE R. SCOTT FOSTER, M.D., INC., 401(k) PROFIT SHARING PLAN AND TRUST (the "Profit Sharing Trust", and together with the Foster Trust, the Witt Trust, G.
A. Foster, R. S. Foster and Kirkpatrick, the "Sellers").

            WHEREAS, as of the date hereof, the Foster Trust is the owner of 3,862,848 shares (the "Foster Trust Shares"), G. A. Foster is the owner of 235,849 shares (the "G. A. Foster Shares") R. S. Foster is the owner of 253,098 shares (the " R. S. Foster Shares"), the Witt Trust is the owner of 100,000 shares (the "Witt Trust Shares"), Kirkpatrick is the owner of 100,000 shares (the "Kirkpatrick Shares") and the Profit Sharing Trust is the owner of 24,206 shares (the "Profit Sharing Shares" and, together with the Foster Trust Shares, the Witt Trust Shares, the Kirkpatrick Shares, the G. A. Foster Shares and the
R. S. Foster Shares, the "Shares") of Common Stock, without par value (the "Common Stock"), of 20th Century Industries, a California corporation (the "Company").

            WHEREAS, each of the Sellers wish to sell, and the Purchaser wishes to purchase, either directly or through one or more of its wholly-owned subsidiaries, the Shares.

            NOW THEREFORE, in consideration of the premises set out herein and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

            Section 1. Sale and Purchase. Subject to the terms and conditions herein set forth, the Purchaser agrees to purchase from the Sellers and each of the Sellers agrees to sell and deliver, or cause to be sold and delivered, to the Purchaser, free and clear of all liens, proxies, claims, pledges, charges, security interests, preemptive rights, restrictions and encumbrances of any nature whatsoever, the Shares.

            Section 2. Consideration and Payment. Upon the terms and subject to the conditions herein set forth, on the Closing Date (as defined in Section 4 hereof),

                    (a) each of the Sellers shall deliver to American Stock Transfer & Trust Company, as transfer agent for the Company (the "Transfer Agent"), a certificate or certificates for its respective Shares, duly endorsed in blank or with stock powers attached duly executed in blank, in proper form for transfer, with all signatures properly guaranteed,

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      or in proper form for settlement through the book-entry system of
      The Depository Trust Company, together with all other cash, stock or other property required to be delivered to the Purchaser pursuant to
      Section 3(a) hereof. The Sellers shall pay all stamp and other taxes, if any, which may be payable in respect of the sale and delivery to the Purchaser of the Shares. In the event that certain of the Shares are not in proper form for transfer and settlement as of the Closing Date, the Sellers shall deliver such Shares as are in proper form to the Transfer Agent, the Purchaser shall pay the Purchase Price (as hereinafter defined) for such Shares, and the Sellers shall use their best efforts to deliver the remaining Shares in proper form for transfer and settlement as soon as practicable thereafter, and the Purchaser shall pay the Purchase Price for such remaining Shares by wire transfer of federal funds to the bank or banks and for accounts designated by the Sellers of such Shares upon their delivery to the Transfer Agent; and

                    (b) Immediately upon receipt from the Transfer Agent of an acknowledgment that Share certificates have been delivered to the Transfer Agent in good order with viable instructions to the Transfer Agent to issue Shares to the Purchaser, the Purchaser shall deliver to the Sellers, by wire transfer of federal funds to a bank or banks and for accounts to be designated by the Sellers, Twenty-Nine dollars ($29.00) per share (the "Purchase Price"), for each of the Shares delivered and purchased hereunder. For purposes of this Section, acknowledgment by the Transfer Agent may be by telephone confirmation or facsimile transmission.

            Section 3. Adjustments to the Purchase Price. The Purchase Price payable to the Sellers hereunder will be subject to adjustment as follows:

                    (a) Any dividend or other distribution (whether in cash, stock or otherwise) on the Shares to be sold by the Sellers pursuant hereto with a record date after the date of this Agreement and prior to the Closing Date shall be delivered by the Sellers to the Purchaser on the Closing Date (or as soon as practicable thereafter if the payment or distribution date occurs subsequent to the Closing Date); provided, however, that the Purchaser acknowledges and agrees that any cash dividend declared on the Shares with a record date prior to the date hereof but not paid to the Seller prior to the Closing Date shall be for the account of the Sellers. In the event of any merger, consolidation or other business combination of the Company prior to the Closing Date, the Sellers shall deliver to the Purchaser on the Closing Date the total consideration received by the Sellers upon consummation of any such transaction.

                    (b) The number of Shares hereunder shall be appropriately adjusted in the event of any stock split or other dividend, split-up, recapitalization, combination, exchange of shares or the like or any other action that would have the effect of changing or diluting the Purchaser's rights hereunder or changing or increasing the Sellers' ownership of any securities of the Company.

            Section 4. The Closing. Subject to Section 9 hereof, the closing for the sale of the Shares under this Agreement shall take place at the offices of the Purchaser, 70 Pine Street, New

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York, New York, on July 13, 1998 or as soon as practicable following, but in no event later than the first business day following, the satisfaction or waiver of the conditions herein set forth; provided, however, that the parties agree to use their best efforts to assure that the closing takes place no later than July 16, 1998 and provided, further, that if the Sellers have fulfilled and complied with all conditions and obligations under this Agreement and the Purchaser has not purchased the Shares within three business days after such conditions and obligations have been fulfilled by the Sellers, the Sellers shall have no obligation to sell or deliver the Shares to the Purchaser. The date and time for the closing are herein referred to as the "Closing Date".

            Section 5. Other Covenants of The Sellers. During the term of this Agreement, the Sellers agree that they shall not sell, transfer, assign, encumber, pledge, tender or otherwise dispose of, or grant any proxies or consents (other than to the Purchaser or a designee thereof) with respect to, any Shares, or enter into any contract, option or other arrangement or understanding with respect to the voting, sale, transfer, pledge, tender, assignment, encumbrance or other disposition, directly or indirectly, of any Shares, other than pursuant to this Agreement.

            Section 6. Term. Except as otherwise specifically provided herein, the obligations of the Purchaser and the Sellers under this Agreement shall terminate one year following the Closing Date (the "Expiration Date").

            Section 7. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Sellers that: (a) the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) the execution, delivery and performance of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been approved by all necessary corporate action on the part of the Purchaser; and (c) this Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            Section 8. Representations and Warranties of the Sellers. The Sellers each hereby represent and warrant to the Purchaser that: (a) the execution, delivery and performance of this Agreement by each Seller and the consummation by each Seller of the transactions contemplated hereby have been approved by all necessary action on the part of each Seller; (b) this Agreement has been duly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and performance by each of the Sellers of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which any Seller is party or by which any Seller is bound; (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to any Seller or any of the properties or assets of any Seller; or
(iii) result in the creation of, or impose any obligation on any Seller to create, any lien, charge or other encumbrance of any nature whatsoever upon the Shares; (c) each Seller has full right, power and authority to sell the Shares it has agreed to sell hereunder;

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(d) each Seller owns the Shares it has agreed to sell hereunder, free and clear of all liens, proxies, claims, pledges, charges, security interests, preemptive rights, restrictions and encumbrances of any nature whatsoever; and (e) upon transfer of the Shares to the Purchaser pursuant hereto, the Purchaser will acquire good and marketable title thereto, free and clear of all liens, proxies, claims, pledges, charges, security interests, preemptive rights, restrictions and encumbrances of any nature whatsoever.

            Section 9. Certain Conditions Precedent. Notwithstanding any other provision of this Agreement, the Purchaser shall not be obligated to purchase the Shares pursuant hereto if any of the following conditions exist:

                    (a) the representations and warranties of the Sellers contained in Section 8 hereof shall be incorrect in any material respect or the Sellers shall have failed to comply in any material respect with their respective obligations and covenants as herein set forth;

                    (b) (i) the Foster Trust shall have failed to deliver an opinion from Warren & Herman, counsel to the Foster Trust, (ii) the Witt Trust shall have failed to deliver an opinion from counsel to the Witt Trust, or (iii) the Profit Sharing Trust shall have failed to deliver an opinion from counsel to the Profit Sharing Trust, substantially in the form attached hereto as Annex A;

                    (c) a preliminary or permanent injunction or other order by a court or governmental agency of competent jurisdiction located in the United States shall have been issued and remain in effect that would (i) make the acquisition or holding by the Purchaser of some or all of the Shares illegal, or (ii) impose material limitations on the ability of the Purchaser effectively to acquire or hold or to exercise full rights of ownership of the Shares acquired by it, including, but not limited to, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company; or

            (d) The Company shall have taken any action or shall have declared any form of dividend or other distribution to its stockholders that, as a result of the purchase of the Shares by the Purchaser, could have, directly or indirectly, an adverse effect on the Purchaser or diminish the value of (i) the Shares if they were to be beneficially owned by the Purchaser or (ii) any other securities, options, warrants or rights to purchase securities of the Company that are beneficially held by the Purchaser or any of its subsidiaries.

                  The foregoing conditions are for the sole benefit of the Purchaser and may be waived by the Purchaser in whole or in part and such conditions will not survive the closing of the sale of the Shares.

                  Section 10. Brokers. The Sellers and the Purchaser represent to each other that neither they nor any of their respective affiliates have employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or expenses related thereto in connection with the negotiation, execution or consummation of this Agreement or any of the transactions contemplated hereby and respectively agree to indemnify and hold the others harmless from and

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against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

            Section 11. Specific Performance. Each Seller acknowledges that damages would be an inadequate remedy for any breach by the Sellers of the provisions of this Agreement and agrees that the obligations of the Sellers hereunder shall be specifically enforceable and the Sellers shall not take any action to impede the Purchaser from seeking to enforce such right of specific performance.

            Section 12. Notices. All notices, requests, claims, demands and other communications hereunder shall be effective upon receipt (or refusal of receipt), shall be in writing and shall be delivered in person, by cable, telegram or telex, or by mail (registered or certified mail, postage prepaid, return receipt requested) to the Sellers at c/o Freeman & D'Aiuto, 1818 Grand Canal Boulevard, Suite 4, Stockton, California 95207, Attention: Maxwell M. Freeman, Esq. and to the Purchaser at 70 Pine Street, New York, New York 10270,
Attention: Chief Financial Officer, or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

            Section 13. Binding Effect; Survival. Upon execution and delivery of this Agreement by the Purchaser, this Agreement shall become effective as to the Sellers at the time the Sellers execute and deliver this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. Notwithstanding anything to the contrary set forth in this Agreement, the representations and warranties included in Section 8 shall survive the purchase and sale of the Shares hereunder.

            Section 14. Assignment. The Purchaser may, without the consent of the Sellers, assign its rights hereunder to any direct or indirect wholly owned subsidiary of the Purchaser, provided that any such assignment shall not affect the obligations of the Purchaser hereunder. The Sellers shall not have either the right or the power to assign or delegate any right or obligation hereunder to any other person or entity, and any such purported assignment or delegation shall be void.

            Section 15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

            Section 16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute the Agreement.

            Section 17. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

            Section 18. Additional Agreements; Further Assurance. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable

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to consummate and make effective the transactions contemplated by this
Agreement. The Sellers will provide the Purchaser with all instruments of conveyance, assignment, transfer and delivery which may reasonably be requested by the Purchaser and will take reasonable steps to enable the Purchaser to obtain all rights and benefits provided to it hereunder.

            Section 19. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            Section 20. Amendment; Waiver. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by the Purchaser and the Sellers, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of a waiver or a consent to departure therefrom.

            Section 21. Filings; Press Releases. The Sellers agree that, except as may be required by law, the Sellers will not issue any press release or make any public filings or other statements with respect to the matters contemplated by this Agreement. To the extent any such release, filing or statement is legally required, the Sellers will provide the Purchaser with advance notice of the substance of any such release, filing or statement and otherwise cooperate with the Purchaser with respect thereto.

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            IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

                               AMERICAN INTERNATIONAL GROUP, INC.



                               By: /s/ HOWARD I. SMITH
                                  -----------------------
                                   Name:  Howard I. Smith
                                   Title: Executive Vice President



                               GLADYCE L. FOSTER AND ROBERT SCOTT FOSTER
                               AS TRUSTEES OF THE LOUIS W. FOSTER AND
                               GLADYCE L. FOSTER REVOCABLE TRUST



                               By: /s/ GLADYCE L. FOSTER
                                   -------------------------
                                   Name:  Gladyce L. Foster
                                   Title: Trustee


                               By: /s/ ROBERT SCOTT FOSTER
                                   -------------------------
                                   Name: Robert Scott Foster
                                   Title: Trustee


                                   /s/ ROBERT SCOTT FOSTER
                                   -------------------------
                                       ROBERT SCOTT FOSTER


                               BASIL G. WITT AND JUDITH WITT AS TRUSTEES OF
                               THE WITT FAMILY TRUST



                               By: /s/ BASIL G. WITT
                                  -------------------------
                                  Name: Basil G. Witt
                                  Title:   Trustee


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                               By:  /s/ JUDITH WITT
                                    -------------------------
                                    Name: Judith Witt
                                    Title:   Trustee



                                    /s/ CHRISTINA KIRKPATRICK
                                    -------------------------
                                    CHRISTINA KIRKPATRICK


                               R. SCOTT FOSTER AS TRUSTEE OF THE
                               R. SCOTT FOSTER, M.D., INC., 401(k) PROFIT
                               SHARING PLAN AND TRUST



                               By: /s/ R. SCOTT FOSTER
                                   -------------------------
                                   Name: R. Scott Foster
                                   Title:   Trustee


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                                   /s/ GREGORY A. FOSTER
                                   -------------------------
                                   GREGORY A. FOSTER


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